POTLATCH CORPORATION DIRECTOR COMPENSATION
On May 8, 2014, Board of Directors of Potlatch Corporation approved changes to the director compensation program as described below. All changes are effective May 8, 2014, except as otherwise noted.
Director Annual Retainer Fee
Each non-employee Director will be paid an annual cash retainer fee for their service as a Director in the amount of $40,000. The Lead Director will be paid a supplemental annual retainer fee of $20,000.
Committee Member Annual Retainer Fees
Each member of the Audit Committee will be paid an annual cash retainer fee of $12,000. The Chair of the Audit Committee will receive a supplemental annual retainer fee of $15,000. Each member of the Executive Compensation and Personnel Policies Committee will be paid an annual cash retainer fee of $7,500 and the Chair of the Executive Compensation and Personnel Policies Committee will receive a supplemental annual retainer fee of $10,000. Members of the Nominating and Corporate Governance Committee will each receive an annual retainer fee of $5,000 and the Chair of the Nominating and Corporate Governance Committee will receive a supplemental annual retainer fee of $5,000. Each non-employee member of the Finance Committee will receive an annual retainer fee of $2,500 and the Chair of the Finance Committee will receive a supplemental annual retainer fee of $5,000.
Director Long-Term Incentive Award
     In December of each year, each of the non-employee directors will be granted an award, consisting of a credit to an account established on behalf of each non-employee director under the Deferred Compensation Plan for Directors, II, as amended and restated as of May 8, 2014 (“ Directors Plan”) in the amount of $65,000. Under the terms of the award, common stock units (“Phantom Stock Units”) to be credited to each director's account will be determined by dividing the cash amount by the closing price of Potlatch Corporation common stock on the date of the grant. These Phantom Stock Units are then credited with amounts in Phantom Stock Units equal in value to the distributions that are paid on the same amount of common stock. Upon separation from service as a Director, the Phantom Stock Units held by the Director in his or her deferred account will be paid to the Director in shares of Potlatch Corporation stock.
Deferral Option for Cash Retainer Fees
Pursuant to the Directors Plan, Directors may elect to defer receipt of some or all of their cash retainer fees. A Director who chooses to defer some or all of the cash retainer fees has the option of deferring the designated amount into an interest-bearing account that is payable at the end of the deferral period in cash, or a Phantom Stock Unit account that is paid at the end of the deferral period in the form of shares of Potlatch Corporation stock. The Phantom Stock Unit account will be credited with dividend equivalents. The number of stock units credited to a director’s Phantom Stock Unit account will be determined by dividing the amount of the retainer fee payment by the closing price of Potlatch Corporation stock on the date the retainer fee would otherwise be paid.
Other Benefits
 Directors will continue to receive coverage under a Director and Officer Liability Insurance Policy and an Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in the Company’s Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions.
Director Stock Ownership Guidelines
 In order to promote and increase equity ownership by our Directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee Director to own beneficially Potlatch Corporation shares with a value of at least $150,000 by the later of January 1, 2009, or the fifth anniversary of his or her election as a director. Phantom Stock Units held in Directors’ accounts under the Directors Plan are counted for purposes of determining whether a Director has satisfied the share ownership requirement.

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